Home Federal Bancorp

501 Washington Street

Columbus, Indiana  47201

(812) 376-3323

Notice of Annual Meeting of Shareholders

To Be Held On April 22, 2008

The Annual Meeting of Shareholders of Home Federal Bancorp will be held at the Hampton Inn, 12161 N. U.S. 31, Edinburgh, Indiana 46124, on Tuesday, April 22, 2008, at 3:00 p.m., local time.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of two directors of Home Federal to serve three-year terms expiring in 2011.

2.	Amendment to Articles of Incorporation. To consider and act upon approval of a proposed amendment to our articles of incorporation to change Home Federal’s name to “Indiana Community Bancorp.”

3.	Ratification of Auditors. Approval and ratification of the appointment of BKD, LLP as auditors for Home Federal for the fiscal year ended December 31, 2008.

4.	Other Business. Other matters as may properly come before the meeting or at any adjournment.

You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 10, 2008.

We urge you to read the enclosed Proxy Statement carefully so you will have information about the business to come before the meeting or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

A copy of our Annual Report for the fiscal year ended December 31, 2007, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

John K. Keach, Jr.
Chairman of the Board, President and Chief Executive Officer
Columbus, Indiana
March 25, 2008

It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

Home Federal Bancorp

501 Washington Street

Columbus, Indiana  47201

(812) 376-3323

Proxy Statement

for
Annual Meeting of Shareholders

April 22, 2008

The Board of Directors of Home Federal Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on Tuesday, April 22, 2008, at the Hampton Inn, 12161 N. U.S. 31, Edinburgh, Indiana 46124, and at any adjournment of the meeting. Home Federal’s principal asset consists of 100% of the issued and outstanding shares of Common Stock of Indiana Bank and Trust Company (previously named HomeFederal Bank). We expect to mail this Proxy Statement to our shareholders on or about March 25, 2008.

Items of Business

At the Annual Meeting, shareholders will:

•	vote on the election of two directors to serve three-year terms expiring in 2011;

•	vote on the amendment to our articles of incorporation to change our name to Indiana Community Bancorp.

•	ratify the selection of BKD, LLP, as auditors for Home Federal for 2008; and

•	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on March 10, 2008, the record date, may vote at the Annual Meeting. On the record date, there were 3,358,079 shares of the Common Stock issued and outstanding, and Home Federal had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

How many votes are required to elect directors?

The two nominees for director receiving the most votes will be elected. Abstentions, broker non-votes, and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How many votes are required to approve the amendment to our articles of incorporation to change our name to Indiana Community Bancorp?

More votes cast in favor of this proposition than are cast against it are required to approve Home Federal’s change of name.

How many votes are required to ratify the selection of BKD, LLP as auditors of Home Federal for 2008?

More votes cast in favor of this proposition than are cast against it are required to ratify BKD, LLP as our auditors for 2008.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to Home Federal and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for the two nominees for director listed below. If you do not give contrary instructions, the proxies will vote for each matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

How do I vote shares held in Home Federal’s 401(k) Plan?

We maintain a 401(k) Plan which owns approximately 2% of Home Federal’s Common Stock. Employees of Home Federal and its subsidiaries may participate in the Plan. Each Plan participant instructs the trustee of the Plan how to vote the shares of Home Federal Common Stock allocated to his or her account under the Plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as how to vote at the Annual Meeting, the trustee will vote the shares “FOR” the election of each of management’s director nominees, “FOR” the amendment to our articles of incorporation, and “FOR” the ratification of BKD, LLP as our auditors for 2008. The trustee will vote the shares of Home Federal Common Stock held in the Plan but not allocated to any participant’s account and shares as to which no voting instruction cards are received in the same proportion as the allocated shares in the Plan are voted with respect to the items being presented to a shareholder vote.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying Home Federal’s Secretary (Mark T. Gorski, 501 Washington Street, Columbus, Indiana 47201) in writing, (2)  delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

Principal Holders of Common Stock

The following table provides information as of March 10, 2008, about each person known by Home Federal to own beneficially 5% or more of the Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
John K. Keach, Jr. 501 Washington Street Columbus, IN 47201	198,794 (1)	5.8%
Thomson Horstmann & Bryant, Inc. Park 80 West, Plaza One Saddle Brook, NJ 07663	186,498	5.6%
Financial Edge Fund, L.P. Financial Edge-Strategic Fund, L.P. Goodbody/PL Capital, L.P. PL Capital, LLC PL Capital Advisors, LLC Goodbody/PL Capital, LLC John W. Palmer Richard J. Lashley PL Capital/Focused Fund, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540 PL Capital Offshore, Ltd. One Capital Place P.O. Box 847GT Grand Cayman, Cayman Islands	232,751 (2)	6.9%

(1)
Includes 51,457 shares held jointly by Mr. Keach and his wife, 19,562 shares held jointly by his wife and children, 91,447 shares subject to stock options granted under Home Federal’s stock option plans, and 20,375 whole shares allocated as of December 31, 2007, to Mr. Keach’s account under the Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust (the “401(k) Plan”). 14,995 of these shares are pledged to secure a bank loan to Mr. Keach and his wife. Does not include stock options for 11,103 shares which are not exercisable within a period of 60 days following the record date.

(2)
According to their Schedule 13D, filed April 3, 2006, includes (1) 92,599, 46,100, and 42,000 shares owned by Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., and PL Capital/Focused Fund, L.P., respectively, each of which is advised by PL Capital Advisors, LLC, and has PL Capital, LLC as its general partner, (2) 46,379 shares held by Goodbody/PL Capital, L.P., whose general partner is Goodbody/PL Capital, LLC, and whose investment advisor is PL Capital Advisors LLC, (3) 5,573 shares held by PL Capital Offshore, Ltd., whose investment manager is PL Capital Advisors, LLC, and 100 shares beneficially owned by Richard J. Lashley in his individual capacity. Richard J. Lashley and John W. Palmer are managing members of PL Capital, LLC, Goodbody/PL Capital, LLC, and PL Capital Advisors, LLC, and members of the Board of PL Capital Offshore, Ltd.

Proposal 1 — Election of Directors

The Board of Directors currently consists of seven members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually.

The nominees for director this year are John K. Keach, Jr. and David W. Laitinen, MD, each of whom is a current director of Home Federal. If the shareholders elect these nominees at the Annual Meeting, the terms of Messrs. Keach and Laitinen will expire in 2011. No nominee for director is related to any other director or executive officer of Home Federal or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The following table provides information on the nominees for the position of director of Home Federal and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date. The table also includes information on the number of shares of Common Stock beneficially owned by executive officers of Home Federal who are not directors, and by all directors and executive officers of Home Federal as a group.

The Board recommends that you vote FOR the two nominees.

Name	Age	Positions Held With Home Federal	Director of the Bank Since	Director of Home Federal Since	Term to Expire	Shares of Common Stock Beneficially Owned on 3/10/08 (1)		Percent of Class
Director Nominees
John K. Keach, Jr.	56	Chairman of the Board, President and Chief Executive Officer	1990	1990	2011	198,794	(2)	5.8%
David W. Laitinen, MD	55	Director	1990	1990	2011	35,624	(3)	1.1%

Directors Continuing In Office
John T. Beatty	57	Director	1991	1992	2010	28,310	(4)	*
William J. Blaser	58	Director	2006	2006	2010	11,000	(5)	*
Harold Force	56	Director	1991	1992	2010	32,957	(6)	1.0%
John M. Miller	57	Director	2002	2002	2009	17,100	(7)	*
Harvard W. Nolting, Jr.	68	Director	1988	1990	2009	63,421	(8)	1.9%

Executive Officers
Charles R. Farber	58	Executive Vice President				40,302	(9)	1.2%
Mark T. Gorski	43	Executive Vice President, Chief Financial Officer, Treasurer and Secretary				42,375	(10)	1.3%

All executive officers and directors as a group (9 persons)						469,883	(11)	13.2%
_________________________
*	Less than 1%.
(1)
Includes shares beneficially owned by members of the immediate families of the directors, director nominees, or executive officers residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.

(2)
Includes 51,457 shares held jointly by Mr. Keach and his wife, 19,562 shares held jointly by his wife and children, 91,447 shares subject to stock options granted under Home Federal’s stock option plans, and 20,375 whole shares allocated as of December 31, 2007, to Mr. Keach’s account under the 401(k) Plan.  14,995 of these shares are pledged to secure a bank loan to Mr. Keach and his wife. Does not include stock options for 11,103 shares which are not exercisable within a period of 60 days following the record date.

(3)
Includes 25,475 shares held jointly by Dr. Laitinen and his wife, 1,563 shares held by Mrs. Laitinen for their children, and 8,586 shares subject to stock options granted under Home Federal’s stock option plans. 25,475 of these shares have been pledged to secure a joint brokerage account of Dr. and Mrs. Laitinen.

(4)	Includes 19,724 shares held jointly by Mr. Beatty and his wife, and 8,586 shares subject to stock options granted under Home Federal’s stock option plans.
(5)	Includes 1,000 shares jointly held by Mr. Blaser and his wife, and 10,000 shares subject to stock options granted under one of Home Federal’s stock option plans.
(6)	Includes 24,371 shares held jointly by Mr. Force and his wife, and 8,586 shares subject to stock options granted under Home Federal’s stock option plans.
(7)	Includes 700 shares held by children who reside with Mr. Miller, and stock options for 13,500 shares granted under one of Home Federal’s stock option plans.
(8)	Includes 7,155 shares subject to stock options granted under Home Federal’s stock option plans.
(9)
Includes 37,794 shares subject to stock options granted under Home Federal’s stock option plans and 1,475 whole shares allocated as of December 31, 2007, to Mr. Farber’s account under the 401(k) Plan. Does not include stock options for 2,206 shares which are not exercisable within a period of 60 days following the record date.

(10)
Consists of 20,000 shares subject to stock options granted under Home Federal’s stock option plans, 22,322 shares held by Mr. Gorski’s spouse, who is a former executive officer of Home Federal, and 53 whole shares allocated as of December 31, 2007, to Mr. Gorski’s account under the 401(k) Plan.

(11)
Includes 205,654 shares subject to stock options granted under Home Federal’s stock option plans and 21,903 whole shares allocated as of December 31, 2007, to the accounts of participants in the 401(k) Plan. Does not include stock options for 13,309 shares which are not exercisable within a period of 60 days following the record date.

Presented below is information concerning the director nominees and directors continuing in office of Home Federal:

John T. Beatty is President and Treasurer of Beatty Insurance, Inc.

William J. Blaser is Managing Partner of L.M. Henderson & Company, LLP (certified public accountants and consultants), in Indianapolis, Indiana.

Harold Force has been President of Force Construction Company, Inc. since 1976. He also serves as Executive Vice President of Force Design, Inc.

John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services; in 1987 he became Executive Vice President, and in 1988 he became
President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer. In 1999, he was appointed Chairman of the Board of Directors of Home Federal.

David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983.

John M. Miller has served as President of Best Beers, Inc. (beer distributor) in Bloomington, Indiana, for more than five years.

Harvard W. Nolting, Jr. was a co-owner of Nolting Foods, Inc. (grocery chain) for over 30 years before his retirement in 1994.

Corporate Governance

Director Independence. All of the directors except John K. Keach, Jr., meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Moreover, all members of Home Federal’s Audit Committee, Compensation Committee, Stock Option Committee, and Nominating and Governance Committee meet those independence standards. The Board of Directors of Home Federal considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange which, for purposes of determining the independence of Audit Committee members, also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships  as well as material transactions or relationships between Home Federal or its subsidiaries and the directors, members of their immediate families, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

Meetings of the Board of Directors. During the fiscal year ended December 31, 2007, the Board of Directors of Home Federal met or acted by written consent eight times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of Home Federal held while he served as director and of meetings of committees on which he served during that fiscal year.

Board Committees. Home Federal’s Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee, and a Nominating and Governance Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

The Audit Committee, the members of which are Messrs. Blaser (Chairman), Beatty, Force, Nolting, and Dr. Laitinen, recommends the appointment of Home Federal’s independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of the audit. In addition, the Board of Directors has determined that William J. Blaser is a “financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Audit Committee met four times during the fiscal year ended December 31, 2007. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on Home Federal’s website at http://www.myindianabank.com. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

The Compensation Committee reviews payroll costs and salary recommendations and determines the compensation of Home Federal’s officers. The Compensation Committee met or acted by written consent one time during fiscal 2007. The members of this Committee are Messrs. Nolting (Chairman), Miller and Dr. Laitinen. The Compensation Committee has a separate charter which is posted on Home Federal’s website at http://www.myindianabank.com.

Home Federal’s Stock Option Committee administers Home Federal’s stock option plans. It did not meet during the year ended December 31, 2007. Its members are all of the directors except Mr. Keach, Jr.

The Nominating and Governance Committee, referred to here as the “Nominating Committee,” selects the individuals who will run for election to Home Federal’s Board of Directors each year. Its members for this Annual Meeting were Messrs. Force (Chairman), Nolting and Beatty. It met one time during 2007. The Nominating Committee’s charter is available at http://www.myindianabank.com.

The Nominating Committee will consider the director nomination of any shareholder of Home Federal entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of Home Federal as provided in Home Federal’s By-laws. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of Home Federal not less than 60 days prior to the meeting, unless less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-laws, if the Annual Meeting is held on such date), in which case the notice by a shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case-by-case basis. When considering a potential candidate for membership on Home Federal’s Board of Directors, the Nominating Committee considers diversity, age, skills, relevant business and industry experience, and independence under the Listing Standards of the Nasdaq Stock Exchange. The Nominating Committee does not have specific minimum qualifications that must be met by a Nominating Committee-recommended candidate other than those prescribed by the By-laws, and it has no specific process for identifying the candidates. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on Home Federal’s Board of Directors by a shareholder. The Nominating Committee has not received any recommendations from any of Home Federal’s shareholders in connection with the Annual Meeting.

Communications with Directors. Home Federal has adopted a policy for its shareholders to send written communications to Home Federal’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at Home Federal’s main office. Home Federal has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of shareholders. All of Home Federal’s directors at the time attended the Annual Meeting of Shareholders on April 24, 2007.

Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of Home Federal or the Bank. None of the members of the Compensation Committee is an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Home Federal requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.

Executive Compensation

Compensation Discussion and Analysis

Overview of Executive Compensation Program. The Compensation Committee of the Board of Directors was comprised during the year ended December 31, 2007, of Messrs. Nolting (Chairman), Miller and Dr. Laitinen. The Compensation Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of Home Federal’s executive officers are approved by the full Board of Directors. In the year ended December 31, 2007, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors.

In approving the salaries of all employees except executive officers, the Compensation Committee receives recommendations from the Executive Vice Presidents, the Chief Executive Officer and the Human Resources Senior Vice President. The Executive Vice Presidents are responsible for making recommendations regarding compensation for non-executive officers within their areas of responsibility. In determining the level of compensation for such employees, the Executive Vice Presidents consider recommendations from supervisors, performance reviews and salary grade ranges for each position. The compensation recommendations from the Executive Vice Presidents are compiled and reviewed by the Chief Executive Officer and the Human Resources Senior Vice President. The Chief Executive Officer is responsible for submitting the recommendations to the Compensation Committee for review and approval.

In approving the salaries of executive officers, the Chief Executive Officer submits a recommendation for each executive officer (other than the Chief Executive Officer), along with a summary of the executive officer’s performance, to the Compensation Committee for review. The Compensation Committee periodically reviews compensation data for comparable financial institutions in the Midwest based on banking industry compensation surveys. In addition, from time to time, the Compensation Committee reviews information provided by independent compensation consultants in making its decisions. The Compensation Committee has authority under its charter to retain outside consultants or advisors to assist the Committee.

The Stock Option Committee of the Board of Directors was comprised during the year ended December 31, 2007, of all of the Board members except John K. Keach, Jr. The Stock Option Committee administers Home Federal’s stock option plans, including determining the amount, term, and vesting of stock options. All members of the Stock Option Committee are outside directors of Home Federal.

Objectives of Executive Compensation Program. The objectives of the Compensation Committee and the Stock Option Committee with respect to executive compensation are the following:

(1)
provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to Home Federal’s long-term success;

(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

(3)
align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of Home Federal’s shares increases.

2007 Executive Compensation Components. Home Federal’s executive compensation program is currently comprised of the following components:

•	base salary

•	annual incentive compensation

•	stock option plans

•	long-term incentive awards

•	retirement benefit plans

•	post-employment compensation

•	perquisites and personal benefits

Base Salary. The base salary component of the executive compensation program is designed to recognize the experience, skills and knowledge necessary to fulfill the responsibilities of each executive management position. Base salary levels of Home Federal’s executive officers are established based on the responsibilities of each executive officer while also taking into account individual experience and performance. Base salary levels for key management positions are intended to be competitive within the banking industry for organizations of similar size to allow Home Federal to compete for and retain qualified executive officers. Base salary levels are reviewed annually, or more frequently if necessary, based on a promotion or change in responsibilities. Annual increases in base salary are primarily driven by the performance of the individual executive officer. However, consideration is also given to competitive factors within Home Federal’s market area.

Annual Incentive Compensation. The annual incentive compensation component of the executive compensation program is designed to tie a portion of annual executive compensation to the achievement of annual financial and business objectives that are communicated to the affected employees. Key executives, selected by the Compensation Committee, are provided the opportunity to earn annual incentive compensation based on the achievement of the strategic goals specified in the award. In 2007, one executive officer, Mr. Farber, was eligible for annual incentive compensation under the Indianapolis Market Growth Plan. The annual incentive compensation earned under the Plan established for Mr. Farber is determined based on a percentage of the total loan and deposit balances in the Indianapolis market. See “Indianapolis Market Growth Plans.” While Home Federal previously awarded annual bonuses to all executive officers, this bonus program was replaced by the Indianapolis Market Growth Plans for selected employees and the long-term incentive awards described below.

Stock Option Plans. The stock option component of the executive compensation program is designed to serve as long-term incentive for executive officers and other key employees. These plans align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return and by enabling executives to acquire an ownership position in Home Federal’s Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Option Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to Home Federal. The Stock Option Committee typically considers grants of stock options in the first quarter of the year in conjunction with the review of officer and executive officer compensation. The release of market information is not taken into account for purposes of timing the grants of stock options.  In 2007, stock options were not awarded by the Stock Option Committee, as compensation under Home Federal’s long-term incentive awards replaced stock option grants as a form of long-term incentive compensation in that year.

Long-Term Incentive Awards. The long-term incentive component of the executive compensation program is designed to provide executives with an opportunity to earn incentive compensation based upon their achievement of long-term strategic goals. The Compensation Committee determines the amount of long-term incentive awards based on annual calculations which reflect Home Federal’s performance relative to the performance criteria established by the Compensation Committee. The measurement criteria, target ranges and peer group comparisons are designed to align executive interests with owners’ interests, recognize team achievement and facilitate attracting, motivating and retaining key executives. In 2007, the performance period for the first three-year incentive award ended, and in 2008 awards were calculated and paid for the three-year period ending in 2007.  For a description of Home Federal’s long-term incentive awards, see “Home Federal Bancorp Long-Term Incentive Plan.”

Retirement Benefit Plans. The retirement benefit plan component of the executive compensation program is designed to provide executives with a package of retirement benefits that is attractive and similar to other financial institutions. Each executive officer has the opportunity to participate in Home Federal’s defined benefit pension plan and Home Federal’s defined contribution plan, subject to Internal Revenue Code limitations. These plans are available to all eligible employees. Home Federal intends to freeze its defined benefit pension plan in April 2008.  For a description of Home Federal’s defined benefit pension plan and defined contribution plan, see “Pension Benefits for 2007” and “401(k) Plan.”

Post-Employment Compensation. The post-employment compensation component of the executive compensation program is designed to provide executives with a degree of financial security. The Board of Directors believes this security is necessary to allow the executives to objectively consider possible mergers, business combinations or other transactions involving a change of control of Home Federal.  On August 17, 2007, the Bank paid to S. Elaine Pollert $753,431 (less applicable withholding and employment taxes) pursuant to an Agreement, General Release and Confidentiality Statement entered into in connection with her termination of employment as of February 16, 2007.  On January 22, 2008, Home Federal and the Bank received and accepted the voluntary surrender and termination by Mark T. Gorski and Charles R. Farber of their employment agreements in exchange for the execution of new change in control agreements for those individuals. These agreements provide benefits to these individuals upon a change in control of Home Federal or the Bank. See “Change in Control Agreements” below.  Home Federal also provides executive officers with other post-employment compensation plans. For a description of these plans providing for post-employment compensation, see “Supplemental Retirement Income Program” and “Excess Benefit Plan.” In addition, certain stock options held by the executive officers listed in the Summary Compensation Table on page 13 (the “Named Executive Officers”) will vest in full upon a change in control of Home Federal. See “Outstanding Equity Awards at December 31, 2007.”

Perquisites and Personal Benefits. Minimal perquisites and personal benefits were awarded to Home Federal employees in 2007, but the incremental cost of providing such perquisites did not exceed $10,000 for any Named Executive Officer. Home Federal believes that the perquisites and personal benefits it offers to its executives are reasonable and consistent with its overall executive compensation program.

Compensation of Named Executive Officers. Mr. Keach, Jr. was Home Federal’s Chief Executive Officer throughout the years ended December 31, 2007 and 2006. Mr. Keach, Jr.’s salary was $352,052 for the year ended December 31, 2007 and $366,301 for the year ended December 31, 2006. In determining Mr. Keach, Jr.’s salary for these years, the Compensation Committee considered Home Federal’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. The Compensation Committee considers the reduction in salary appropriate in light of the amount of Mr. Keach, Jr.’s total compensation for 2007.  Mr. Keach, Jr. was not paid annual incentive compensation during 2007 or 2006. During 2005, the Compensation Committee elected to implement a long-term incentive plan to replace annual incentive compensation. Mr. Keach, Jr. received no stock option grants in 2007.  On March 20, 2006, Mr. Keach, Jr. was awarded stock options for 15,000 shares with a term of ten years and a price of $25.6595 per share. These options vest in various years through 2011.  In determining Mr. Keach, Jr.’s stock option grants for 2006, the Stock Option Committee considered Home Federal’s financial performance for that year. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by Home Federal which vest on or after January 1, 2006.  Home Federal’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in January 2008 based on performance for 2005-2007. Mr. Keach received an award of $269,143 in January 2008 with respect to the 2005-2007 performance period.  In 2006, a new award was made under that plan based on performance for 2006-2008.  In 2007, a new award was made under the plan based on performance for 2007-2009.  Mr. Keach, Jr. was not paid amounts during 2007 or 2006 related to any of Home Federal’s retirement benefit plans. During 2006, Home Federal changed the formula used to calculate the defined benefit of all eligible pension plan participants. The effect of this change was to reduce the amount of future retirement benefits earned for all eligible pension plan participants including executive officers.  The Bank intends to freeze the defined benefit pension plan in April 2008.  For a summary of the changes to the defined benefit pension plan, see “Pension Benefits for 2007.” Mr. Keach, Jr. was not paid amounts during 2007 or 2006 related to any post-employment compensation plans. Mr. Keach, Jr. is eligible for post-employment compensation under various plans. No changes were made to any post-employment compensation plans related to Mr. Keach, Jr. during 2007 or 2006.  See the following for a summary of post-employment compensation plans applicable to Mr. Keach, Jr. – “Excess Benefit Plan,” “Supplemental Retirement Income Program” and “Outstanding Equity Awards at December 31, 2007.”

Mr. Gorski was Home Federal’s Chief Financial Officer throughout the years ended December 31, 2007 and December 31, 2006. Mr. Gorski’s salary was $190,003 for 2007 compared to $179,502 for 2006. In determining Mr. Gorski’s salary for these years, the Compensation Committee considered Home Federal’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. The salary increase in 2007 was considered to be above the range of a normal salary increase based on the guidelines established for all employees. In determining the salary increase for 2007, the Compensation Committee considered the additional responsibilities assumed by Mr. Gorski during 2006.  Mr. Gorski was not paid annual incentive compensation during 2007 or 2006. During 2005, the Compensation Committee elected to implement a long-term incentive plan to replace annual incentive compensation. Mr. Gorski received no stock option grants in 2007.  On March 20, 2006, Mr. Gorski was awarded stock options for 10,000 shares with a term of ten years and a price of $25.6595 per share. These options vested on January 1, 2007. In determining Mr. Gorski’s stock option grants for 2006, the Stock Option Committee considered Home Federal’s financial performance for that year. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by Home Federal which vest on or after January 1, 2006.  Home Federal’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in January 2008 based on performance for 2005-2007. In January 2008, Mr. Gorski received an award of $82,881 under that plan. In 2006, a new award was made under that plan based on performance for 2006-2008. In 2007, a new award was made under the plan based on performance for 2007-2009.  Mr. Gorski was not paid amounts during 2007 or 2006 related to any of Home Federal’s retirement benefit plans. During 2006, Home Federal changed the formula used to calculate the defined benefit of all eligible pension plan participants. The effect of this change was to reduce the amount of future retirement benefits earned for all eligible pension plan participants including executive officers. The Bank plans to freeze the retirement plan in April 2008.  For a summary of the changes to the defined benefit pension plan, see “Pension Benefits for 2007.”  Mr. Gorski was not paid amounts during 2007 or 2006 related to any post-employment compensation plans. Mr. Gorski is eligible for post-employment compensation under various plans. In 2008 Mr. Gorski entered into a change in control agreement with the Bank, and his existing employment agreement was terminated. See the following for a summary of post-employment compensation plans applicable to Mr. Gorski – “Supplemental Retirement Income Program,” “Change in Control Agreements,” and “Outstanding Equity Awards at December 31, 2007.”

Mr. Farber was an Executive Vice President of Home Federal throughout the years ended December 31, 2007 and 2006. Mr. Farber also serves as Indianapolis Region President of Home Federal. Mr. Farber’s salary was $180,000 for the year ended December 31, 2007 compared to $179,456 for the year ended December 31, 2006. In determining Mr. Farber’s salary for these years, the Compensation Committee considered Home Federal’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. Mr. Farber’s salary did not change during 2007.  Based on Mr. Farber’s eligibility under two incentive plans described below, changes in his total compensation will be tied to performance under those incentive plans.  Mr. Farber earned annual incentive compensation of $47,999 for 2007 and $34,579 during 2006 based on the financial performance of the Indianapolis Region. During 2006, Home Federal established an Indianapolis market incentive plan to provide annual incentive compensation to key management personnel, including Mr. Farber as Region President, relative to performance of the Indianapolis Region. For further details concerning this annual incentive plan, see “Indianapolis Market Growth Plans.”    Mr. Farber received no stock option grants in 2007.  On March 20, 2006, Mr. Farber was awarded stock options for 10,000 shares with a term of ten years and a price of $25.6595 per share. These options vest in various years through 2009.  In determining Mr. Farber’s stock option grants for 2006, the Stock Option Committee considered Home Federal’s financial performance for that year. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by Home Federal which vest on or after January 1, 2006.  Home Federal’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in January 2008 based on performance for 2005-2007. In January 2008, Mr. Farber received an award of $96,535 under that plan.  In 2006, a new award was made under that plan based on performance for 2006-2008. In 2007, a new award was made under that plan based on performance for 2007-2009.  Mr. Farber was not paid amounts during 2007 or 2006 related to any of Home Federal’s retirement benefit plans. During 2006, Home Federal changed the formula used to calculate the defined benefit of all eligible pension plan participants. The effect of this change was to reduce the amount of future retirement benefits earned for all eligible pension plan participants including executive officers. The Bank intends to freeze the defined benefit plan in April 2008.  For a summary of the changes to the defined benefit pension plan, see “Pension Benefits in 2007.”  Mr. Farber was not paid amounts during 2007 or 2006 related to any post-employment compensation plans. Mr. Farber is eligible for post-employment compensation under various plans. No changes were made to any post-employment compensation plans related to Mr. Farber during 2007 or 2006. In 2008, Mr. Farber entered into a new change in control agreement with the Bank and terminated his existing employment agreement with the Bank. See the following for a summary of post-employment compensation plans applicable to Mr. Farber

 – “Supplemental Retirement Income Program,” “Change in Control Agreements,” and “Outstanding Equity Awards at December 31, 2007.”

Payments Upon Termination or Change in Control. Home Federal has entered into agreements and maintains plans that will require the payment of compensation to the Named Executive Officers in the event of their termination of employment, change in their responsibilities, or a change-in-control of Home Federal. Certain of these agreements and plans are discussed in “Supplemental Retirement Income Program,” and “Change in Control Agreements.” In addition, certain stock options held by the Named Executive Officers will vest in the event of a change in control. See “Outstanding Equity Awards at December 31, 2007.”

Ms. Pollert was an Executive Vice President of Home Federal throughout the year ended December 31, 2006 and through February 16, 2007, when her employment was terminated. Her compensation is being included in the table in this Proxy Statement because she was an executive officer of Home Federal from January 1, 2007 to February 16, 2007.  But her compensation in 2007 consisted largely of amounts paid under her severance agreement which have been described in Home Federal’s Form 8-K filed with the Securities and Exchange Commission on February 16, 2007 as well as Home Federal’s proxy statement for last year’s annual meeting of shareholders filed with the Securities and Exchange Commission on April 2, 2007.

Section 162(m). Finally, Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table below exceeded the threshold for deductibility under section 162(m).

The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of Home Federal’s shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committees believe that compensation levels for the year ended December 31, 2007, for executives and for the Chief Executive Officer, adequately reflect Home Federal’s compensation goals and policies.

Summary Compensation Table

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John K. Keach, Jr. Chairman of the Board, President and Chief Executive Officer	2007 2006	$352,052 366,301	$27,626 38,245	$269,143 —	$130,320 168,684	$3,090 3,296	$782,231 576,526

Mark T. Gorski Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2007 2006	190,003 179,502	— 58,405	82,881 —	10,938 9,295	1,689 —	285,511 247,202

Charles R. Farber Executive Vice President	2007 2006	180,000 179,456	15,421 33,544	144,534 34,579	48,089 53,750	2,389 2,109	390,433 303,438

S. Elaine Pollert Executive Vice President	2007 2006	27,180 198,831	1,935 32,839	70,753 —	369,489 33,014	753,839 (6) 2,952	1,223,196 267,636

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan.
(2)
The amounts reflect the dollar amount Home Federal recognized, before forfeitures, for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to Home Federal’s audited financial statements for the fiscal year ended December 31, 2007, included in Home Federal’s Annual Report on Form 10−K for 2007.

(3)
This column represents amounts that were earned for services under Home Federal’s Long-Term Incentive Plan for the three-year period 2005-2007.  Such amounts were based on performance criteria that were satisfied over the three-year period ending in 2007, and were paid in January 2008. It also includes, for Charles R. Farber, bonuses paid under the Indianapolis Market Growth Plans.

(4)
This column includes the increase in actuarial value of the Named Executive Officer’s interest in the Bank’s defined benefit plan, between December 31, 2006 and December 31, 2007, and between December 31, 2005 and December 31, 2006, and the increase in actuarial value of the Named Executive Officer’s interest in the Bank’s Supplemental Retirement Income Program between December 31, 2006 and December 31, 2007, and between December 31, 2005 and December 31, 2006. For Mr. Keach, Jr. it also includes the increase in actuarial value of his interest in his Excess Benefit Plan. There are no nonqualified deferred compensation earnings to report in this column.

(5)
Includes the Bank’s matching contributions and allocations under its 401(k) Plan. The Named Executive Officers received certain perquisites during 2007 and 2006, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

(6)
Includes $408 in matching contributions and allocations under the Bank’s 401(k) Plan and $753,431 paid to Ms. Pollert under the Agreement, General Release and Confidentiality Statement dated February 16, 2007.  See “Payments Upon Termination or Change in Control.”

Option Plans

1995 Option Plan. On August 29, 1995, the Board of Directors of Home Federal approved the Home Federal Bancorp 1995 Stock Option Plan, which became effective on October 24, 1995, when the shareholders approved the 1995 Option Plan. The Compensation Committee, which is composed of non-employees, administers the 1995 Option Plan.

The 1995 Option Plan provides for the grant of incentive and non-qualified options and reserved 495,000 shares of Common Stock for issuance pursuant to options grants. As of the record date, options for 139,509 shares of Common Stock remain outstanding under the 1995 Option Plan with an average price per share of $23.3205 and 39,125 shares of Common Stock are reserved for future issuance under the 1995 Option Plan. Home Federal’s Board of Directors may terminate the 1995 Option Plan at any time, but termination of the 1995 Option Plan  may not adversely affect the validity of options previously granted under the 1995 Option Plan. No incentive options may be granted under the 1995 Option Plan after October 23, 2005.

The Compensation Committee may grant options under the 1995 Option Plan to officers and other key employees of Home Federal or its subsidiaries who are materially responsible for the management or operation of the business of Home Federal or its subsidiaries and have provided valuable services to Home Federal or a subsidiary. An individual may be granted more than one option under the 1995 Option Plan.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options may be subject to a vesting period established by the Committee, but will be subject to early vesting in the event of death, disability, or a change in control of Home Federal. Options granted under the 1995 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 1995 Option Plan, optionees may deliver a notice to their broker to deliver to Home Federal the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Home Federal. Payment of the option price may also be effected by tendering whole shares of Home Federal’s Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods.

The Compensation Committee may permit an optionee under the 1995 Option Plan or any other stock option plan adopted by Home Federal or any of its subsidiaries, to surrender for cancellation any unexercised outstanding stock option and receive in exchange therefor an option for a number of shares of Common Stock designated by the Compensation Committee.

1999 Option Plan. On August 24, 1999, the Board of Directors of Home Federal approved the Home Federal Bancorp 1999 Stock Option Plan, effective as of October 26, 1999, the date the shareholders of Home Federal approved the Plan. The 1999 Option Plan is administered by the Compensation Committee.

Two hundred fifty thousand (250,000) shares were reserved for issuance pursuant to options to be granted under the Plan. As of the record date, options for 98,625 shares of Common Stock are outstanding under the 1999 Option Plan with an average price per share of $21.6854 and 375 shares of Common Stock were reserved for future issuance under the 1999 Option Plan. Home Federal’s Board of Directors may terminate the Plan at any time. However, no termination of the Plan may adversely affect the validity of options or cash awards previously granted under the Plan. No incentive stock options may be granted under the Plan after October 25, 2009.

Options and cash awards may be granted under the Plan to officers, directors and other key employees of Home Federal or of a subsidiary who, in the opinion of the Committee, are materially responsible for the management or operation of the business of Home Federal or a subsidiary and have provided valuable services to Home Federal or a subsidiary. Those persons may be granted more than one option under the Plan. However, no employee may be granted options for more than 30,000 shares of Common Stock in any calendar year.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options granted under the 1999 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 1999 Option Plan, optionees may deliver a notice to their broker to deliver to Home Federal the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Home Federal. Payment of the option price may also be effected by tendering whole shares of Home Federal’s Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during certain specified periods.

The Compensation Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

In the event of a change in control of Home Federal, outstanding options which are not otherwise exercisable will become immediately exercisable.

2001 Option Plan. On August 28, 2001, the Board of Directors of Home Federal approved the Home Federal Bancorp 2001 Stock Option Plan, effective as of October 23, 2001, the date the shareholders of Home Federal approved the Plan. The 2001 Option Plan is administered by the Compensation Committee.

Four hundred twenty-five thousand (425,000) shares were reserved for issuance pursuant to options to be granted under the Plan. As of the record date of this Proxy Statement, options for 161,094 shares of Common Stock are outstanding under the 2001 Option Plan with an average price per share of $23.8083, and 192,162 shares of Common Stock were reserved for future issuance under the 2001 Option Plan. Home Federal’s Board of Directors may terminate the Plan at any time. However, no termination of the Plan may adversely affect the validity of options or cash awards previously granted under the Plan. No incentive stock options may be granted under the Plan after October 23, 2011.

Options and cash awards may be granted under the Plan to officers, directors and other key employees of Home Federal or of a subsidiary who, in the opinion of the Committee, are materially responsible for the management or operation of the business of Home Federal or a subsidiary and have provided valuable services to Home Federal or a subsidiary. Those persons may be granted more than one option under the Plan. However, no employee may be granted options for more than 30,000 shares of Common Stock in any calendar year.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options granted under the 2001 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 2001 Option Plan, optionees may deliver a notice to their broker to deliver to Home Federal the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Home Federal. Payment of the option price may also be effected by tendering whole shares of Home Federal’s Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during certain specified periods.

The Compensation Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

In the event of a change of control of Home Federal, outstanding options which are not otherwise exercisable will become immediately exercisable.

Home Federal Bancorp Long-Term Incentive Plan

On May 24, 2005, the Board of Directors of Home Federal adopted the Home Federal Bancorp Long-Term Incentive Plan (the “LTIP”) effective for the three-year period beginning January 1, 2005. Eligibility to participate in the LTIP is limited to key executives of the Company or its subsidiaries who have the opportunity to significantly affect the achievement of the Company’s strategic objectives.

At the time Home Federal’s Compensation Committee grants an award, it will establish performance goals related to one or more performance criteria at which the incentive payment for each award level shall be earned for the relevant performance period. The performance period may be any period of years established by the Committee up to but not in excess of five years. The final award, if earned, will be paid in a lump sum in cash to a participant who is and has been an active employee at all times during the performance period, with the award being subject to pro rata adjustment and payment in the event of retirement, death, or disability during that period. The maximum payment to any participant for any performance period under the LTIP is $750,000.

In the event of a change in control of Home Federal (as defined in the LTIP) prior to the end of a performance period and/or the payment of a final award, the Committee has the discretion to accelerate the calculation and payment of any final award, which may include the payment of the maximum final award.

The following table sets forth information concerning Home Federal’s LTIP for the 2006-2008 performance period. For the 2006-2008 performance period, the Committee established performance measures based on earnings per share growth (average annual growth expressed as a percentage of the diluted earnings per share of Home Federal during the performance period, provided that the Compensation Committee may exclude special charges or extraordinary items) and total shareholder return (the percentage that the average annual total change in stock price plus dividends on a share of Common Stock of Home Federal during the performance period falls within the Stifel, Nicolaus Midwest Peer Group with assets less than $2.5 billion or a successor peer group selected by the Compensation Committee):

	Number of Shares,	Performance or Other Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Units or Other Rights	Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	50% of Average Base Salary for the Performance Period	2006-2008	$49,500	$178,000	$356,000
Mark T. Gorski	35% of Average Base Salary for the Performance Period	2006-2008	16,500	66,000	132,000
S. Elaine Pollert (1)	35% of Average Base Salary for the Performance Period	2006-2008	6,592	26,368	52,736
Charles L. Farber	35% of Average Base Salary for the Performance Period	2006-2008	15,750	63,000	126,000

(1)
Elaine Pollert’s employment with Home Federal and the Bank terminated on February 16, 2007. She is only entitled to receive the pro-rata portion (based on her employment through February 16, 2007) of the benefit under this plan that she would have received had she remained employed through December 31, 2008. This pro-rata portion is shown in the table above.

Annual calculations are prepared and submitted to the Compensation Committee which summarize Home Federal’s performance relative to the performance measures established by the Compensation Committee. For the 2006-2008 performance period, the calculation of the performance measures has been completed and submitted to the Compensation Committee for 2007 and 2006. Based on the results for 2006 and 2007, the Named Executive Officers listed in the table above would be eligible to receive a payout for the LTIP approximately equal to the “target” column listed in the table above. However, as the LTIP specifies that the payouts are based on the cumulative performance for the designated three-year period, the actual payout could be significantly impacted either positively or negatively by the results for 2008.

The following table sets forth information concerning Home Federal’s LTIP for the 2007-2009 performance period. For the 2007-2009 performance period, the Committee established performance measures based on earnings per share growth (average annual growth expressed as a percentage of the diluted earnings per share of Home Federal during the performance period, provided that the Compensation Committee may exclude special charges or extraordinary items) and total shareholder return (the percentage that the average annual total change in stock price plus dividends on a share of Common Stock of Home Federal during the performance period falls within the Stifel, Nicolaus Midwest Peer Group with assets less than $2.5 billion or a successor peer group selected by the Compensation Committee):

	Number of Shares,	Performance or Other Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Units or Other Rights	Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	50% of Average Base Salary for the Performance Period	2007-2009	$43,750	$175,000	$350,000
Mark T. Gorski	35% of Average Base Salary for the Performance Period	2007-2009	16,875	67,500	135,000
Charles L. Farber	35% of Average Base Salary for the Performance Period	2007-2009	15,750	63,000	126,000

Annual calculations are prepared and submitted to the Compensation Committee which summarize Home Federal’s performance relative to the performance measures established by the Compensation Committee. For the 2007-2009 performance period, the calculation of the performance measures has been completed and submitted to the Compensation Committee for 2007. Based on the results for 2007, the Named Executive Officers listed in the table above would be eligible to receive a payout for the LTIP approximately equal to the “target” column listed in the table above. However, as the LTIP specifies that the payouts are based on the cumulative performance for the designated three-year period, the actual payout could be significantly impacted either positively or negatively by the results for 2008 and 2009.

Indianapolis Market Growth Plans

On November 28, 2006, the Board of Directors of Home Federal adopted an Indianapolis Market Growth Plan and entered into Award Agreements under the Plan with Charles R. Farber, an Executive Vice President of Home Federal. The Plans will provide key executives of Home Federal who are selected by the Compensation Committee to receive an award under the Plans with the opportunity to earn annual incentive compensation based on the achievement of the strategic goals specified in the award. Once Home Federal has certified that the performance goals have been obtained for the performance period specified in an award, Home Federal will pay the award in cash to the executive as provided in the award agreement.

The awards granted to Mr. Farber under the Plan for 2007 and 2006 for incentive payments are comprised of three components: Override, which is calculated as a percentage of the balance of loans and deposits (other than residential mortgage loans and public fund certificates of deposit) associated with the Indianapolis market locations on the day preceding the first day of the performance period; Growth, which is calculated as a percentage of the increase during the performance period in the balance of all loans and deposits (other than residential mortgage loans and public fund certificates of deposit) associated with the Indianapolis market locations; and Credit Quality Modifier, which reduces payouts pursuant to the Override and Growth components if the credit quality standards of the Indianapolis commercial portfolio are not maintained at target levels. Mr. Farber’s 2007 and 2006 award provided for an Override percentage of .0125 percent and a Growth percentage of .0125 percent. The Credit Quality Modifier was equal to $0 for the 2006 and 2007 awards.

For 2006 Mr. Farber earned incentive awards totaling $34,579 related  to the Indianapolis Market Growth Plan, which was paid in January 2007.  For 2007, Mr. Farber earned incentive awards totaling $47,999 related to the Indianapolis Market Growth Plan which was paid in January 2008.

401(k) Plan

Employees who are over 21 years of age with at least one month of service may participate in the Bank’s 401(k) Savings Plan. Participants may elect to make monthly contributions up to 75% of their salary, subject to any applicable limits under the Internal Revenue Code. The Bank makes a matching contribution of 50% of the employee’s contribution that does not exceed 3.0% of the employee’s salary with respect to employees who have at least six months of service.   The 3% limit was increased in 2008 from the prior 1.5% limit, in connection with Home Federal’s decision to freeze its defined benefit pension plan.  These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Matching employer contributions may also be invested at an employee’s direction in a fund which invests in Home Federal’s Common Stock. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions generally vest over a 3-year period, with 100% vesting after the third year of service. The normal distribution is a lump sum upon termination of employment, although other payment options may be selected.

Grants of Plan-Based Awards for 2007

The following table sets forth information related to non-equity based awards granted during fiscal year 2007 to the Named Executive Officers under plans adopted by Home Federal and the Bank.  No equity awards were granted to the Named Executive Officers during 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date (2)	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	April 24, 2007	$43,750	$175,000	$350,000
Mark T. Gorski	April 24, 2007	16,875	67,500	135,000
Charles R. Farber	April 24, 2007	15,750	63,000	126,000

(1)	The awards were made under Home Federal’s Long-Term Incentive Plan, and the amounts listed are based upon the assumption that the performance goals in the Plan for the indicated levels are satisfied.
(2)	The grant date is the date the Compensation Committee or the full Board of Directors of Home Federal took action to make the awards.

Home Federal’s Long-Term Incentive Plan is described in “Home Federal Bancorp Long-Term Incentive Plan.” For a description of Home Federal’s Option Plans, see “Option Plans.”

Outstanding Equity Awards at December 31, 2007

The following table presents information on stock options held by the Named Executive Officers on December 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date
John K. Keach, Jr.	10,000	—	$25.23000	03/28/2015
John K. Keach, Jr.	15,050	—	$23.00000	12/22/2008
John K. Keach, Jr.	32,500	—	$23.06250	12/21/2009
John K. Keach, Jr.	5,000	—	$15.90625	12/19/2010
John K. Keach, Jr.	25,000	—	$18.48500	12/18/2011
John K. Keach, Jr.	—	15,000(2)	$25.65950	03/19/2016
Mark T. Gorski	10,000	—	$24.45000	06/05/2015
Mark T. Gorski	10,000	—	$25.65950	03/20/2016
Charles R. Farber	20,000	—	$20.90000	03/17/2012
Charles R. Farber	10,000	—	$25.23000	03/28/2015
Charles R. Farber	3,897	6,103(3)	$25.65950	03/19/2016

(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2007.
(2)	3,897 of these shares vest on each of January 1, 2008, 2009, and 2010, and 3,309 of these shares vest on January 1, 2011.
(3)	3,897 of these shares vest on January 1, 2008, and 2,206 of these shares vest on January 1, 2009.

The unexercisable options listed in the table above would become exercisable in full upon a change in control of Home Federal.

Option Exercises for 2007

The following table presents information on the exercise by Named Executive Officers of stock options during 2007 held by the Named Executive Officers during 2007.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
John K. Keach, Jr.	—	—
Mark T. Gorski	—	—
S. Elaine Pollert	78,744	$575,729
Charles R. Farber	—	—

(1)
Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise ($29.10) and the exercise price per share for the stock options ($21.7886). These shares were purchased by Home Federal from Ms. Pollert on the date of exercise for $28.75 per share.

Pension Benefits for 2007

The following table provides information on each plan that provides for payments or other benefits in connection with a Named Executive Officer’s retirement, excluding tax-qualified and nonqualified defined contribution plans.
Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
John K. Keach, Jr.	Pentegra Group Pension Plan (1)	33.67	$652,000	—
	Supplemental Executive Retirement Agreement		577,796	—
	Excess Benefit Plan		464,415
Mark T. Gorski	Pentegra Group Pension Plan (1)	1.58	8,000	—
	Supplemental Executive Retirement Agreement		15,677	—
Charles R. Farber	Pentegra Group Pension Plan (1)	4.75	90,000	—
	Supplemental Executive Retirement Agreement		156,320	—
S. Elaine Pollert	Pentegra Group Pension Plan (1)	20.42	185,000	—
	Supplemental Executive Retirement Agreement		446,664	—

(1)	The plan is a noncontributory, multi-employer comprehensive pension plan.
(2)
The number of years of credited service are computed as of December 31, 2007, the same pension plan measurement date used for financial statement reporting purposes in Home Federal’s Annual Report to shareholders.

(3)
This information is calculated as of December 31, 2007, the same pension plan measurement date used for financial statement reporting purposes in Home Federal’s Annual Shareholder Report, assumes that the Named Executive Officer retires at age 65, the normal retirement age specified in the plan, and is based on compensation currently being paid to the Named Executive Officer. The interest rate assumptions used are the same ones used in making disclosures about this plan in Home Federal’s 2007 Annual Shareholder Report.

The Pentegra Group defined benefit pension plan is a noncontributory, multi-employer comprehensive pension plan. Employees are eligible to participate in that plan once they have completed one year of service for the Bank, have attained the age of 21 years, if they were hired before April 1, 2006. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

The Pension Plan provides for monthly retirement benefits determined on the basis of the employee’s years of service and base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. The Bank recorded expenses totaling $1,179,000 for the Pension Plan during the fiscal year ended December 31, 2007. Benefits are currently subject to maximum Internal Revenue Code limitations of $185,000 per year.

The Bank intends to freeze the Pension Plan as of April 1, 2008.

Excess Benefit Plan

On April 1, 2001, the Bank entered into an excess benefit plan agreement with John K. Keach, Jr. Under this agreement, Mr. Keach, Jr. is provided retirement benefits equal to the annual benefits he would have received under the Bank’s pension plan had he received full credit for his annual salary and if the pension plan did not have to make certain reductions in benefits required under § 415 and § 401 of the Internal Revenue Code of 1986, as amended, less the annual benefits he is entitled to under the pension plan. The benefits are to be paid on an annual basis for the life of Mr. Keach, Jr. The projected annual benefit payable to Mr. Keach, Jr. under this agreement is approximately $100,000. Death benefits are also provided in the agreement.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance which is expected to provide the Bank with the funds necessary to provide the benefits described above.

Supplemental Retirement Income Program

The Bank has entered into supplemental retirement agreements with its executive officers and with nine other current or former employees deemed by the management of the Bank to be key employees. These agreements provide each of the executive officers of the Bank with supplemental retirement benefits after the employee terminates his employment for any reason, unless such termination is for cause; provided that in no event will such retirement benefits commence before the employee has reached age 50.

The annual benefits for the Named Executive Officers are equal to the amounts specified below:

John K. Keach, Jr.	$82,664
S. Elaine Pollert	$50,000
Charles R. Farber	$50,000
Mark T. Gorski	$50,000

The annual benefits are payable to those persons for a period of 15 years. The agreements also provide for death and burial benefits, and for some employees, disability benefits prior to specified ages.

If Mr. Gorski or Mr. Farber ceases to be an employee following a change in control of Home Federal, they will receive increased benefits under their supplemental executive retirement agreements. Had Mr. Gorski been terminated at December 31, 2007, following a change in control of Home Federal, he would have been entitled to a benefit of $21,167 payable over a 15-year period beginning 60 days after his separation from service. If Mr. Farber had been terminated at December 31, 2007, following a change of control of Home Federal, he would have been entitled to a benefit of $275,247 payable in one lump sum within 30 days following his termination of employment.  These amounts are subject to possible reductions under §280G of the Internal Revenue Code.  Under these agreements a change in control occurs if:

•
a person or group acquires ownership of stock representing more than 50% of the Bank’s or Home Federal’s total fair value or total voting power of the stock of the Bank or Home Federal and stock of the Bank or Home Federal remains outstanding after the transaction;

•	a person or group acquires ownership of stock representing 30% or more of the total voting power of the stock of the Bank or Home Federal;

•
during a twelve-month period, a majority of the directors of Home Federal is replaced by directors whose appointment or election is not endorsed by a majority of the members of Home Federal’s Board in office before the date of the appointment or election, unless another corporation is a majority shareholder of Home Federal; or

•
a person or group, other than shareholders of the Bank or an entity controlled by shareholders of the Bank, acquires more than 40% of the total gross fair market value of the Bank’s assets, unless the person or group owns 50% or more of the total value or voting power of the Bank’s stock.

Mr. Keach, Jr. may receive benefits upon a change of control, but since his retirement benefits are already fully vested, those benefits will not increase as a result of a change in control of Home Federal.

The accumulated benefits as of December 31, 2007, for the Named Executive Officers are set forth in the table entitled “Pension Benefits for 2007” on page 20.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his agreement are forfeited.

Change in Control Agreements

On January 22, 2008, the Board of Directors of Home Federal considered and approved Change in Control Agreements between the Bank and Mark T. Gorski and Charles R. Farber. The agreements terminate, supersede and replace previously disclosed employment agreements between Messrs. Gorski and Farber and the Bank.

Each of the agreements has an initial term continuing until January 1, 2009. The Board of Directors, in its discretion, may review each agreement and authorize additional one-year extensions of the term at each January 1 anniversary date thereafter.  The agreements provide that the officer will receive certain payments and welfare benefits upon the occurrence of a “change in control” (as defined in the agreements) of the Bank or Home Federal followed within 12 months by a voluntary termination or an “involuntary termination” (as defined in the agreements) of the officer’s employment with the Bank, whether or not such termination occurs during the term of an agreement.

Generally, a change in control within the meaning of the agreements occurs upon the following events (i) acquisition of ownership of stock of the Bank or Home Federal constituting more than 50% of the total fair market value or total voting power of the stock; (ii) change in the effective control of the Bank or Home Federal by acquisition of 30% or more of the total voting power of the stock or replacement of a majority of the members of Home Federal’s Board of Directors in certain circumstances; or (iii) change in ownership of a substantial portion of the Bank’s assets.

When a change in control is followed within 12 months by either a voluntary termination or an involuntary termination, then the Bank will pay the officer in a lump sum in cash within 31 business days after the termination an amount equal to 300% of the officer’s base amount of compensation and will cause substantially identical life, health and disability coverage to be continued on the officer’s behalf for a 12-month period following termination. If the officer obtains substantially identical coverage from another employer during that 12-month period, then the life, health and disability coverage provided by the Bank may cease.  As of December 31, 2007, Mr. Gorski and Mr. Farber would have been entitled to lump sum payments of $579,000 and $540,000, respectively, and continued insurance coverage with an estimated value of $11,367 and $834, respectively, if their employment had terminated as of that date within 12 months  following a change in control of Home Federal.

All the benefits prescribed in the agreements are subject to specific definitions and compliance requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation certain payment reductions to prevent the payments from being nondeductible by the Bank for federal income tax purposes under Section 280G of the Code and certain limitations to insure that the timing of the payments complies either with (i) short-term deferral payment treatment rules or voluntary window program exceptions under the Code, or (ii) with Section 409A of the Code.

Under the agreements, the Bank must require any successor or assign to assume and agree to perform the agreements. The agreements also include a binding arbitration provision for the resolution of any disputes.

The existence of these contracts may make a merger, other business combination or change in control of the Bank more difficult or less likely. This is because, unless the employees are allowed to maintain their positions and authority with the Bank, they will be entitled to payments which in the aggregate may be deemed to be substantial. However, the agreements provide security to the employees, and the Board of Directors believes that the agreements will encourage their objective evaluation of opportunities for mergers, other business combinations or other transactions involving a change in control of Home Federal or the Bank since they will be in a position to evaluate such transactions without significant concerns about the manner in which such transactions will affect their financial security.

Compensation of Directors

The following table provides information concerning the compensation paid to or earned by the members of Home Federal’s Board of Directors other than John K. Keach, Jr. for Home Federal’s last fiscal year, whether or not deferred:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)(4)	Total ($)
John T. Beatty	$24,925	—	$7,244	—	$32,169
William J. Blaser	32,475	$49,775	—	—	82,250
Harold Force	25,475	—	8,045	—	33,520
David W. Laitinen,	25,925	—	8,143	—	34,068
John M. Miller	24,500	—	—	—	24,500
Harvard W. Nolting, Jr.	25,925	—	6,101	—	32,026

(1)	Information on Mr. Keach, Jr., who is a Named Executive Officer, is included in the Summary Compensation Table.
(2)
The amounts reflect the dollar amount Home Federal recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 13 to Home Federal’s audited financial statements for the fiscal year ended December 31, 2007, included in Home Federal’s Annual Report on Form 10−K for 2007. Mr. Blaser’s ten-year nonqualified stock option has an option exercise price of $28.49 per share, expires on November 28, 2016, and vested in full on November 28, 2007.

(3)
This column includes any above-market earnings on deferred compensation to which the directors are entitled under the Directors Deferred Compensation Plan for Outside Directors. Directors Beatty, Force and Laitinen received interest under the plan in 2007 at the rate of 8.0% and Director Nolting (whose benefits are currently in pay status) received interest under the Plan in 2007 at the rate of 12%. The market rate for this plan for 2007 was 5.56% for Messrs. Beatty, Force and Laitinen and 9.12% for Mr. Nolting. There are no changes in pension values to include in this column.

(4)	The directors received certain perquisites during 2007, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

At December 31, 2007, John M. Miller had outstanding a fully vested nonqualified stock option for 13,500 shares with an option price of $22.89 which expires on July 23, 2012. At December 31, 2007, William J. Blaser had an option for 10,000 shares with an exercise price of $28.49 per share that vested on November 28, 2007.

All of the other non-employee directors had the following fully vested nonqualified stock options outstanding at December 31, 2007:

•	A stock option for 1,431 shares with an exercise price of $23.125 per share which expires on October 27, 2008.

•	A stock option for 1,431 shares with an exercise price of $21.8125 per share which expires on October 26, 2009.

•	A stock option for 1,431 shares with an exercise price of $17.575 per share which expires on October 23, 2011.

•	A stock option for 1,431 shares with an exercise price of $21.875 per share which expires on October 22, 2012.

•	A stock option for 1,431 shares with an exercise price of $27.40 per share which expires on October 28, 2013.

Messrs. Beatty, Force and Laitinen also held a stock option for 1,431 shares with an exercise price of $15.375 per share which expires on October 24, 2010.

Directors of Home Federal do not receive director fees. The Bank pays its directors a quarterly retainer of $4,200 plus $550 for each regular meeting attended and $250 for each committee meeting attended. The Chairman of Home Federal’s Audit Committee receives a $2,000 quarterly retainer. If a director misses more than three consecutive meetings, he is removed from the Board. Total fees paid to directors, including director emeritus John K. Keach, Sr., for the year ended December 31, 2007 were $173,175. Also directors with deferred compensation agreements accrued total interest of $108,696 during 2007.

Deferred Compensation for Outside Directors. As of January 1, 2006, the Bank entered into deferred compensation agreements with three of its outside directors: Harold Force, John Beatty and David Laitinen. Under these agreements, the balance of director fees and accrued interest for each director under a superseded deferred director fee agreement was allocated to a separate account as of January 1, 2006. This amount accrues interest at the annual rate prescribed by the plan which shall be no less than 8% and no more than 12%. The balance of the director’s account under the plan will be paid in 180 monthly installments after the director attains age 60. Upon separation of service of a director before that time, similar benefits will be paid after the director attains age 60. Death benefits are also provided for in the agreement. Upon termination for cause, the director will be entitled only to the director fees he had previously deferred, without any interest credited thereon.

As of December 31, 2007, the balance held in each account for each such director was as follows:

Name of Individual	Balance of Account at December 31, 2007
David W. Laitinen, MD	$339,713
Harold Force	$335,623
John T. Beatty	$302,209

Harvard W. Nolting, Jr. is currently receiving benefits under a similar deferred compensation agreement of $31,308 per year. These payments continue until 2019.

Transactions with Related Persons

Home Federal has adopted a Policy and Procedures With Respect to Related Person Transactions. The Policy provides that executive officers, directors, five-percent shareholders and their family members, and entities for which any of those persons serve as officers or partners or in which they have a ten percent or greater interest, must notify Home Federal’s Chief Financial Officer before entering into transactions or other arrangements with Home Federal or any of its affiliates (other than loans subject to Regulation O promulgated by the Board of Governors of the Federal Reserve System) if the amount exceeds $120,000. The Chief Financial Officer will determine whether under the guidelines in the Policy the transaction or arrangement should be submitted to the Audit Committee for approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, the Chief Financial Officer will consider the relevant facts and circumstances, including the aggregate value of the proposed transaction, the benefits to Home Federal of the proposed transaction and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. The Policy also includes provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review under the Policy.

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence, consumer loans, and, in certain cases, commercial loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors, and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $1,395,850 or 2.1% of equity capital at December 31, 2007.

During 2007, Home Federal made certain payments to S. Elaine Pollert in connection with her termination of employment as of February 16, 2007. See “Executive Compensation--Compensation Discussion and Analysis--Payments Upon Termination or Change in Control” for description of those payments.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Compensation Committee has recommended to Home Federal’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Home Federal’s 2007 Annual Report on Form 10-K.

This Report is respectfully submitted by the Compensation Committee of Home Federal’s Board of Directors: Harvard W. Nolting, Jr., David W. Laitinen, and John M. Miller and by the Stock Option Committee of Home Federal’s Board of Directors: John T. Beatty, William J. Blaser, John M. Miller, Harold Force, David W. Laitinen and Harvard W. Nolting, Jr.

Proposal 2 — Proposal to Amend our

Articles of Incorporation to Change our Name

What am I voting on?

Shareholders are being asked to approve a proposed amendment to Article I of our Articles of Incorporation to change our company’s name from “Home Federal Bancorp” to “Indiana Community Bancorp.” Our board of directors has adopted resolutions setting forth the proposed amendment, declaring its advisability and directing that the proposed amendment be submitted to our shareholders for their consideration and approval at the annual meeting. The text of the proposed amendment is as follows:

“ARTICLE I

NAME

The name of the Corporation is Indiana Community Bancorp.”

What are the purposes and effects of the proposed amendment?

Home Federal became part of our bank’s name in 1950 when we acquired a federal thrift charter and changed our name to Home Federal Savings and Loan Association. At a meeting held on January 22, 2008, our board of directors concluded that the time had come to change our name.  Home Federal’s management and Board of Directors decided to change Home Federal Bancorp’s name to Indiana Community Bancorp because it better reflects the Bank’s service to the south central Indiana market and the products the Bank offers its customers.  Consistent with this proposed change, the Bank’s name was changed from HomeFederal Bank to Indiana Bank and Trust Company effective March 1, 2008.

If the proposed amendment is adopted by our shareholders, our company will cause articles of amendment consistent with the text of the proposed amendment to be filed with the office of the Indiana Secretary of State. It is anticipated that such filing would be made promptly following the annual meeting.

After such filing is made and the name change occurs, the trading symbol for our Common Stock on the Nasdaq Global Market may be changed. As of the date of this proxy statement we have reserved the trading symbol “INCB”.  If the proposed amendment is adopted by our shareholders and the name change is made, it will not affect the validity of currently outstanding shares of our Common Stock. The stock certificates representing such shares will remain valid, and it will not be necessary for shareholders to surrender or exchange any stock certificates in connection with the name change.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote “FOR” approval of the proposed amendment to our articles of incorporation.

Proposal 3 — Ratification of Auditors

The Board of Directors proposes for the ratification of the shareholders at the Annual Meeting the appointment of BKD, LLP, certified public accountants, as independent auditors for the fiscal year ended December 31, 2008. BKD, LLP was engaged to serve as auditors for Home Federal for the first time in 2008.  Deloitte & Touche LLP had served as our auditors since 1984 and performed the 2007 audit of our consolidated financial statements. A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.

Changes in and Disagreements With Accountants on

Accounting and Financial Disclosure

On January 22, 2008, Home Federal’s Audit Committee engaged the accounting firm of BKD, LLP to examine the consolidated financial statements of Home Federal as of and for the year ended December 31, 2008 and Home Federal’s Board of Directors ratified this decision.  Deloitte & Touche LLP (“Deloitte”), which had acted as the independent public accountants for the Bank since 1984 was notified on January 18, 2008, of the Audit Committee’s decision not to re-engage Deloitte to examine the 2008 financial statements of Home Federal.

The audit reports issued by Deloitte, with respect to Home Federal’s consolidated financial statements as of and for the years ended December 31, 2006 and December 31, 2007, did not contain an adverse opinion or disclaimer of opinion, and were not qualified as to uncertainty, audit scope or accounting principles.  During the years ended December 31, 2006 and December 31, 2007, or any subsequent period, there had been no disagreements between Home Federal and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte would have caused it to make a reference to the subject matter of the disagreement in connection with its audit report.  Moreover, none of the events listed in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2006 and December 31, 2007, or any subsequent period.

Prior to its engagement, BKD, LLP had not been consulted by Home Federal as to the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on Home Federal’s financial statements.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of Home Federal’s financial statements for the fiscal year ended December 31, 2007, included in Home Federal’s Shareholder Annual Report accompanying this Proxy Statement (“2007 Audited Financial Statements”):

The Committee has reviewed and discussed Home Federal’s 2007 Audited Financial Statements with Home Federal’s management.

The Committee has discussed with its independent auditors for 2007, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards 61, as amended, which include, among other items, matters related to the conduct of the audit of Home Federal’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from Home Federal and its related entities) and has discussed with the auditors the auditors’ independence from Home Federal. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of Home Federal’s 2007 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that Home Federal’s 2007 Audited Financial Statements be included in Home Federal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

This Report is respectfully submitted by the Audit Committee of Home Federal’s Board of Directors.

Audit Committee Members

William J. Blaser

John T. Beatty

Harold Force

David W. Laitinen

Harvard W. Nolting, Jr.

Accountant’s Fees

Audit Fees. The firm of Deloitte & Touche LLP served as Home Federal’s independent registered public accounting firm for the fiscal years ended December 31, 2006, and December 31, 2007. The aggregate fees billed by Deloitte & Touche LLP for the audit of Home Federal’s financial statements included in its annual report on Form 10-K; for the attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404; and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2006, and December 31, 2007, were $338,044 and $392,305, respectively.

Audit-Related Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2006, and December 31, 2007, for assurance and related services by Deloitte & Touche LLP that are reasonably related to the audit or review of Home Federal’s financial statements and that were not covered in the Audit Fees disclosed above were $16,520 and $32,902, respectively.

Tax Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2006, and December 31, 2007, for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice or tax planning were $43,920 and $58,743, respectively.

All Other Fees. There were no fees billed in fiscal 2006 and fiscal 2007 for professional services rendered by Deloitte & Touche LLP, except as disclosed above.

Audit Committee Pre-Approval. Home Federal’s Audit Committee formally adopted resolutions pre-approving the engagement of Deloitte & Touche LLP to act as Home Federal’s independent registered public accounting firm for the fiscal years ended December 31, 2006, and December 31, 2007. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD, LLP will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD, LLP will be pre-approved by the Audit Committee. One hundred percent of audit-related and tax services for the fiscal years ended December 31, 2006 and 2007, were pre-approved by the Audit Committee. Home Federal’s independent auditors performed substantially all work described above with their respective full-time, permanent employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Home Federal’s officers and directors and persons who own more than 10% of Home Federal’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Home Federal with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received and/or written representations from reporting persons that no Forms 5 were required for those persons, Home Federal believes that during the fiscal year ended December 31, 2007, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that David W. Laitinen reported the sale of 2,000 shares for $28.9893 on March 5, 2007, about 5 days late.

Shareholder Proposals

If a shareholder wishes to have a proposal presented at the next Annual Meeting of Home Federal and included in the Proxy Statement and form of proxy relating to that meeting, Home Federal must receive the proposal at its main office no later than 120 days in advance of March 25, 2009.

A shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in Home Federal’s proxy statement and form of proxy will normally be considered untimely if it is received by Home Federal later than 60 days in advance of April 22, 2009. If, however, less than 70 days notice or prior public disclosure of the date of the next annual meeting is given or made to shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by Home Federal later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If Home Federal receives notice of such proposal after such time, each proxy that Home

Federal receives will confer upon it discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in Home Federal’s proxy statement for the next Annual Meeting.

Proposals should be sent to the attention of the Secretary of Home Federal at 501 Washington Street, Columbus, Indiana 47201. All shareholder proposals are subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and Home Federal’s Articles of Incorporation, By-Laws and Indiana law.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than those  described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this Proxy Statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

Home Federal will bear the cost of the solicitation of proxies. Home Federal will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of Home Federal may solicit proxies personally or by telephone without additional compensation.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

John K. Keach, Jr. Chairman of the Board, President and Chief Executive Officer

March 25, 2008